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Exhibit 10.23

$25,000,000 SENIOR SECURED
CREDIT AGREEMENT

dated as of
                        , 2006
among

HILAND HOLDINGS GP, LP,
as Borrower
The Lenders Party Hereto
and
MIDFIRST BANK,
as Administrative Agent

i

ii

SCHEDULES:

Schedule 1.01—Security Documents
Schedule 2.01—Commitments
Schedule 3.03—Disclosed Matters
Schedule 3.14—Subsidiaries
Schedule 6.01—Existing Indebtedness
Schedule 6.02—Existing Liens
Schedule 6.14—Existing Restrictions

EXHIBITS:

Exhibit A—Form of Assignment and Assumption
Exhibit B—Form of Commitment Increase Agreement
Exhibit C—Form of New Lender Agreement
Exhibit D—Form of Guaranty Agreement (Subsidiary)
Exhibit E—Form of Borrowing Request
Exhibit F—Form of Compliance Certificate

iii

        CREDIT AGREEMENT (this "Agreement") dated as of                        , 2006, among HILAND HOLDINGS GP, LP, the LENDERS party hereto, and MIDFIRST BANK, as Administrative Agent.

        The parties hereto agree as follows:

ARTICLE I
Definitions

        SECTION 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Agent" means MidFirst Bank, a federally chartered savings association, in its capacity as administrative agent for the Lenders hereunder.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agent Advances" shall have the meaning set forth in Section 2.04 hereof.

        "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1.50% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

        "Applicable Rate" means, for any day during any period between two successive Financial Statement Delivery Dates commencing on the first Financial Statement Delivery Date in such period and ending on the day before the next following Financial Statement Delivery Date, with respect to any ABR Loan, Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth in the appropriate column below under the caption "ABR Spread," "Eurodollar Spread" or "Unused Commitment Fee," as the case may be, based upon the Leverage Ratio for the fiscal period for which such financial statements were delivered as of the most recent Financial Statement Delivery Date:

Leverage Ratio	ABR Spread	Eurodollar Spread	Unused Commitment Fee
Less than 1.5:1.0	1.00%	2.00%	0.25%
Greater than or equal to 1.5:1.0 but less than 2.5:1.0	1.25%	2.25%	0.375%
Greater than or equal to 2.5:1.0	1.50%	2.50%	0.50%

        For purposes of the foregoing, (a) if sufficient information does not exist to calculate the Applicable Rate, or the Borrower has not delivered such information to the Administrative Agent in a timely manner, Eurodollar Borrowings shall not be available to the Borrower and the Applicable Rate for ABR Loans shall be 1.50% per annum and the commitment fee rate shall be 0.50% per annum; and (b) if the Leverage Ratio shall change upon delivery of any financial statements required under Section 5.01, such change in the Applicable Rate shall be effective as of the date on which any such financial statement is delivered, irrespective of whether it is in the middle of an Interest Period or when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the first Business Day following any Financial Statement Delivery Date and ending on the date immediately preceding the next following Financial Statement Delivery Date. Notwithstanding the above, the Applicable Rate from the Effective Date through the first Financial Statement Delivery Date occurring after September 30, 2006 shall be 1.00% for ABR Loans and 2.00% for Eurodollar Loans and the Unused Commitment Fee rate shall be 0.25%.

        "Approved Fund" has the meaning assigned to such term in Section 9.04.

        "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

        "Available Cash" has the meaning assigned to such term in the Partnership Agreement.

        "Base CD Rate" means the sum of (a) the Three Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means Hiland Holdings GP, LP, a Delaware limited partnership.

        "Borrower Common Units" means the common units representing limited partner interests in the Borrower.

        "Borrowing" means a Loan of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03 and made in a form substantially similar to the form attached hereto as Exhibit E and incorporated herein by reference.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Oklahoma City, Oklahoma are authorized or required by Law to remain closed; provided that,

when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capital Expenditures" means, for any period, the aggregate amount of all expenditures of the Loan Parties for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Change in Control" means the occurrence of any of the following events: (a) the Hamm Parties shall cease to Control, directly or indirectly, at least 50% of the voting interests in the General Partner or (b) the General Partner shall cease to Control and directly own, of record and beneficially, 100% of the general partner interests in the Borrower.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Charges" shall have the meaning set forth in Section 9.13 hereof.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" means all of the assets described in the Security Documents.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $25,000,000; limited, however, by the requirement set forth in Section 2.01 that at no time shall the sum of the total Credit Exposure exceed fifty percent (50%) of the Pledged Collateral Market Value.

        "Commitment Increase Agreement" has the meaning assigned to such term in Section 2.20.

        "Commitment Increase Notice" has the meaning assigned to such term in Section 2.20.

        "Consolidated EBITDA" means for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis and without duplication, the sum of (i) the amount of the cash distributions payable to the Borrower on account of Equity Interests with respect to such period by Hiland LP, Hiland GP or any other Subsidiary of the Borrower which distributions are actually paid on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (ii) operating income of the Borrower and its consolidated Subsidiaries for such period, plus (iii) depreciation and amortization for such period, plus (iv) cash distributions or dividends received by the Borrower during such period from entities not consolidated with the Borrower, plus (v) other cash income received by the Borrower and its consolidated

Subsidiaries during such period, plus (vi) to the extent reflected as a charge in the Borrower's consolidated net income for such period, any non-cash compensation expense minus (vii) operating lease expense for such period to the extent not already deducted in the calculation of operating income, determined in each case, on a consolidated basis in accordance with GAAP. Consolidated EBITDA will not include any extraordinary, unusual or non-recurring gains or losses from asset sales.

        "Consolidated Funded Debt" means, as of any date of determination, all interest bearing Indebtedness of the Borrower and its Subsidiaries which is evidenced by promissory notes, indentures, loan agreements, bonds or similar instruments, as such amount is required to be shown on the Borrower's consolidated balance sheet as of that date prepared in accordance with GAAP (including, without limitation, all Capital Lease Obligations and all subordinated Indebtedness).

        "Consolidated Interest Expense" means, for any period, the sum of aggregate interest expense and capitalized interest (including the interest portion of any Capital Lease Obligations) of the Borrower and its Subsidiaries determined on a consolidated basis for such period.

        "Consolidated Lease Expense" means, for the relevant period, with respect to the Borrower, and its Subsidiaries on a consolidated basis, the sum of all rentals in respect of all leases whereunder the Borrower or any Subsidiary is lessee, excluding Capital Lease Obligations to the extent such are included in Consolidated Interest Expense; provided that, notwithstanding anything contained in this Agreement to the contrary, Consolidated Lease Expense shall be deemed to equal zero for any period in question unless the amount of Consolidated Lease Expense for such period equals or exceeds $250,000.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans and its LC Exposure at such time.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Default Rate" shall have the meaning set forth in Section 2.13(c).

        "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Section 3.03.

        "Dispose" means with respect to any property, to sell, lease, engage in a sale and leaseback with respect thereto, assign, convey, transfer or otherwise dispose thereof. The term "Disposition" shall have a correlative meaning.

        "dollars" or "$" refers to lawful money of the United States of America.

        "EDGAR": the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

        "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

        "Environmental Laws" means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or legally enforceable directives issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management or release of any Hazardous Material or to health (with respect to exposure to Hazardous Materials) and safety matters.

        "Environmental Liability" means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Article VII.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign

Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Fee Letter" means the letter agreement dated as of July 11, 2006 between the Borrower and MidFirst Bank pertaining to certain fees and expenses payable by Borrower to such parties as set forth in such letter.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

        "Financial Statement Delivery Date" means the earlier of the date on which the financial statements of the Borrower are delivered or are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b), as the case may be.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

        "General Partner" means Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the sole general partner of the Borrower.

        "Governmental Approval" means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action by or on behalf of, any Governmental Authority.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

        "Guarantor" means each Person who becomes a Subsidiary of the Borrower after the Effective Date in compliance with Section 5.16 or otherwise.

        "Guaranty Agreement" means any guaranty agreement executed by a Guarantor in favor of the Administrative Agent and the Lenders and in the form attached hereto as Exhibit D, together with all extensions, renewals, amendments, substitutions and replacements thereof or thereto.

        "Hamm Parties" means (i) Mr. Harold Hamm, individually, (ii) the Harold Hamm DST Trust created pursuant to that certain Trust Agreement Establishing Harold Hamm DST Trust dated December 10, 1998, (iii) the Harold Hamm HJ Trust created pursuant to that certain Trust Agreement Establishing Harold Hamm HJ Trust dated December 10, 1998, and (iv) any other foundations, trusts or other entities Controlled by the Hamm Parties.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hiland Common Units" means the common units representing limited partner interests in Hiland LP.

        "Hiland GP" means Hiland Partners GP, LLC, a Delaware limited liability company.

        "Hiland LLC Credit Facility" means that certain Credit Agreement dated as of February 15, 2005 by and between Hiland Operating, LLC, a Delaware limited liability company, the lenders party thereto and MidFirst Bank, as Administrative Agent, as amended by that certain First Amendment to Credit Agreement dated as of September 26, 2005, and as further amended by that certain Second Amendment to Credit Agreement dated as of June 8, 2006 (as the same may be amended or otherwise modified from time to time).

        "Hiland LP" means Hiland Partners, LP, a Delaware limited partnership.

        "Hiland Subordinated Units" means the subordinated units representing subordinated limited partner interests in Hiland LP.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Indemnitee" shall have the meaning set forth in Section 9.03 hereof.

        "Information" shall have the meaning set forth in Section 9.12 hereof.

        "Interest Coverage Ratio" means, at any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.

        "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

        "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Issuing Bank" means MidFirst Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "Law" means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

        "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

        "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Loan pursuant to Section 2.06(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

        "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

        "Letter of Credit Collateral Account" shall have the meaning set forth in Section 2.06(k).

        "Leverage Ratio" means, at any date, the ratio of (i) Consolidated Funded Debt at such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the comparable rate as displayed in the Bloomberg Financial Markets system.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest in, or similar arrangement, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan Documents" means this Agreement, the Security Documents, the Guaranty Agreements, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Fee Letter, any Swap Agreement between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Swap Agreement, and any other agreements and documents executed and delivered in connection with this Agreement.

        "Loan Party" and "Loan Parties" means, singularly and collectively, the Borrower and each Guarantor.

        "Loans" means revolving credit loans made pursuant to Section 2.01.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

        "Material Indebtedness" means (i) Indebtedness (other than the Loans and Letters of Credit), and (ii) obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

        "Maturity Date" means                        , 2009.

        "Maximum Rate" shall have the meaning set forth in Section 9.13.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "New Lender" has the meaning assigned to such term in Section 2.20(c).

        "New Lender Agreement" has the meaning assigned to such term in Section 2.20(c).

        "Obligations" means all obligations (monetary or otherwise) of each Loan Party arising under or in connection with this Agreement and each other Loan Document.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

        "Participant" has the meaning set forth in Section 9.04(c).

        "Partnership Agreement" means the Agreement of Limited Partnership of the Borrower dated as of                        , 2006 as in effect on the date of this Agreement.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Permitted Encumbrances" means:

          (a)   Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

          (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e)   judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

          (f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

          (g)   Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

          (h)   licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;

          (i)    the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

          (j)    Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; and

          (k)   Liens arising from filed UCC financing statements relating solely to leases not prohibited by this Agreement,

        provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness except as otherwise permitted above.

        "Permitted Investments" means:

          (a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b)   investments in commercial paper, asset-backed securities, auction rate securities or similar instruments maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody's;

          (c)   investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

          (d)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

          (e)   money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000;

          (f)    securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and

          (g)   shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, except that with respect to the maturities of the assets included in such funds the requirements of clauses (a) through (f) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Pledged Collateral Market Value" means the cumulative value of the following in each case owned by the Borrower and its Subsidiaries: (a) the Hiland Common Units, (b) the Hiland Subordinated Units and (c) any assets acquired after the Closing Date in which a security interest has been granted to the Administrative Agent and perfected, in each case, pursuant to the terms hereof. For purposes of this definition, the value of (i) the Hiland Common Units on any date shall be the closing price for such Hiland Common Units as reflected on the NASDAQ securities exchange on such date, (ii) Hiland Subordinated Units on any date shall be deemed to equal 85% of the value of the Hiland Common Units on such date and (iii) the assets referred to in clause (c) above shall be the fair market value of such assets as reasonably valued by the Administrative Agent and subject to third-party verification as deemed necessary by the Administrative Agent.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by MidFirst Bank as its prime rate in effect at its principal office in Oklahoma City, Oklahoma; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Prior Credit Agreement" means that certain Credit Agreement by and among MidFirst Bank, as lender, and Hiland GP dated May 1, 2006.

        "Quarterly Distributions" means the distributions by the Borrower of Available Cash.

        "Re-Allocation Date" has the meaning assigned to such term in Section 2.20.

        "Register" has the meaning set forth in Section 9.04.

        "Regulation D" means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        "Regulation T" means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        "Regulation U" means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        "Regulation X" means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Required Lenders" means, at any time, Lenders having Credit Exposures representing more than fifty-one percent (51%) of the sum of the total Credit Exposures or, if at such time no Lenders have Credit Exposure, Lenders having unused Commitments representing more than fifty-one percent (51%) of the unused Commitments at such time; provided that at all times that there exist two (2) or more Lenders having Commitments under this Agreement, "Required Lenders" must consist of two (2) or more lenders.

        "Response" means (a) "response" as such term is defined in CERCLA, 42 U.S.C. §9601(25), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release of any Hazardous Material; or (iii) perform studies and investigations in connection with clause (i) or (ii) above.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

        "S&P" means Standard & Poor's.

        "SEC" means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

        "Security Documents" means the guaranty of each of the Guarantors, together with any guaranty delivered pursuant to Section 5.16 hereof, and any and all other security agreements, pledge agreements, mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, guaranty agreements, landlord's consents, estoppels, assignments, UCC financing statements and all similar documents executed by any Person in connection herewith, including, without limitation, all documents and instruments listed on Schedule 1.01 attached hereto, together with any agreements delivered pursuant to Section 5.12 hereof, granting to the Administrative Agent for the benefit of the Lenders a first Lien and security interest in substantially all of the Collateral of the Borrower and its Subsidiaries as security for the Obligations.

        "Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, taking into account the possibility of refinancing such debt or selling such assets, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable non-personal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "subsidiary(ies)" means, singularly and collectively, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        "Subsidiary" means any direct or indirect subsidiary of the Borrower other than (i) Hiland LP and its subsidiaries and (ii) Hiland GP and its subsidiaries.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Three Month Secondary CD Rate" means, for any day, the secondary market rate for three month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day).

        "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and of the execution of the Security Documents by the applicable Loan Party.

        "Type" when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

        "UCC" means the Uniform Commercial Code as from time to time in effect in the State of Oklahoma or, where applicable as to specific Collateral, any other relevant state.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan" or an "ABR Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing" or an "ABR Borrowing").

        SECTION 1.03.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        SECTION 1.04.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrower and the Required Lenders.

        SECTION 1.05.    Annualized Financial Information.    Until the expiration of four fiscal quarters following the Effective Date, compliance with Section 6.17 and Section 6.18 shall be computed on an annualized basis.

ARTICLE II
The Credits

        SECTION 2.01.    Commitments.    Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Credit Exposure exceeding such Lender's Commitment, or (ii) the sum of the total Credit Exposures exceeding the lesser of (x) the total Commitments or (xx) fifty percent (50%) of the Pledged Collateral Market Value. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Loans.

        SECTION 2.02.    Loans and Borrowings.

        (a)   Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

        (b)   Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)   At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

        (d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        SECTION 2.03.    Requests for Borrowings.    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Oklahoma City, Oklahoma time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i)    the aggregate amount of the requested Borrowing;

          (ii)   the date of such Borrowing, which shall be a Business Day;

          (iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

          (v)   after giving effect to such Borrowing, the Pledged Collateral Market Value shall be no less than fifty percent (50%) of the outstanding combined principal balance of the Loans and the Letters of Credit; and

          (vi)  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        SECTION 2.04.    Agent Advances.    Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time, at the request of the Required Lenders and after the occurrence of a Default or an Event of Default, to make Loans on behalf of the Borrower which the Required Lenders, in their reasonable business judgment, deem necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including costs, fees and expenses (any of such advances are herein referred to as "Agent Advances"); provided, that the Required Lenders may at any time revoke the Administrative Agent's authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof. The Agent Advances shall be secured by the liens in the Collateral created under the Security Documents and shall constitute ABR Borrowings and for all purposes shall be part of the Obligations hereunder.

        SECTION 2.05.    Reserved.

        SECTION 2.06.    Letters of Credit.

        (a)    General.    Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit from the Issuing Bank for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any

time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

        (b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the sum of the total Credit Exposures shall not exceed the total Commitments.

        (c)    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a one year tenor may provide for the renewal thereof for additional one year periods which shall in no event extend beyond the date that is five Business Days prior to the Maturity Date unless cash collateral, as set forth in Section 2.06(k) below shall have been granted to the Issuing Bank as security for the Indebtedness under the Loan Documents no later than five Business Days prior to the Maturity Date, in which case such cash collateralized Letter of Credit shall not have an expiration date later than one year after the Maturity Date.

        (d)    Participations.    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt of a notice from Borrower requesting the issuance of a Letter of Credit in accordance with Section 2.06(b), the Administrative

Agent shall advise each Lender of the details thereof and of the amount of such Lender's participation in such Letter of Credit.

        (e)    Reimbursement.    If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Oklahoma City, Oklahoma time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Oklahoma City, Oklahoma, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Oklahoma City, Oklahoma time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Oklahoma City, Oklahoma time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

        (f)    Obligations Absolute.    The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

        (g)    Disbursement Procedures.    The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

        (h)    Interim Interest.    If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

        (i)    Replacement of the Issuing Bank.    The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

        (j)    Cash Collateralization.    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h), (i) or (j) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Funds held in such account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in such account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

        (k)   In the event any Letters of Credit shall be outstanding according to their terms after the Maturity Date, the Borrower shall pay to the Administrative Agent, no later than the date that is five Business Days prior to the Maturity Date, an amount equal to the undrawn amount of such Letters of Credit to be held in a special interest bearing cash collateral account pledged to the Administrative Agent (the "Letter of Credit Collateral Account"). The Borrower and the Administrative Agent shall establish the Letter of Credit Collateral Account and the Borrower shall execute all documents and agreements, including the Administrative Agent's standard form of assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Administrative Agent, for the benefit of the Lenders, a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Letter of Credit Collateral Account, whenever established, in all funds held in the Letter of Credit Collateral Account from time to time, and in all proceeds thereof as security for the payment of all Indebtedness existing under the Loan Documents. Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations described in this Section 2.06 and all other Indebtedness under the Loan Documents and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur in the future during such time as the Borrower has any outstanding obligations to the Issuing Bank. To the extent that any surplus funds are held in the Letters of Credit Collateral Account above the undrawn amount of any outstanding Letters of Credit, during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral or (B) apply such surplus funds to satisfy any outstanding Indebtedness under the Loan Documents. If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower's written request any funds held in the Letter of Credit Collateral Account above the amount required by this Section. Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

        SECTION 2.07.    Funding of Borrowings.

        (a)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Oklahoma City, Oklahoma time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Oklahoma City, Oklahoma and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

        (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        SECTION 2.08.    Interest Elections.

        (a)   Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

        (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

        (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period". If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        (e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        SECTION 2.09.    Termination and Reduction of Commitments.

        (a)   Unless previously terminated, the Commitments shall terminate on the Maturity Date.

        (b)   The Borrower may at any time terminate, or from time to time reduce pro rata, the Commitments as specified in the notice set forth in (c) below; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the total Commitments.

        (c)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and such Commitments shall not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

        SECTION 2.10.    Repayment of Loans; Evidence of Debt.

        (a)   The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

        (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

        (e)   Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note in the amount of such Lender's Commitment, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by a promissory note in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.11.    Prepayment of Loans.    (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each such prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

        (b)   The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

        SECTION 2.12.    Fees.

        (a)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused

Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates. Accrued unused commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)   The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of two percent (2.00%) per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (c)   The Borrower agrees to pay to the Administrative Agent, for its own account and, as applicable, for the benefit of the Lenders, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

        (d)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees or to the Lenders, as applicable. Fees paid shall not be refundable under any circumstances.

        SECTION 2.13.    Interest.

        (a)   The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

        (b)   The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

        (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (such applicable rate being herein referred to as the "Default Rate").

        (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph  (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.14.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b)   the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

        SECTION 2.15.    Increased Costs.

        (a)   If any Change in Law shall:

          (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

          (ii)   impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

        (b)   If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

        (c)   A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.16.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO

Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.17.    Taxes.

        (a)   Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

        (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

        (c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent such sums are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Neither the Administrative Agent, the Issuing Bank nor any Lender shall be entitled to receive any payment with respect to Indemnified Taxes that are incurred or accrued more than 180 days prior to the date such party gives notice and demand with respect thereto to the Borrower.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

        (f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

        (a)   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, Oklahoma City, Oklahoma time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at MidFirst Bank, MidFirst Plaza, 501 NW Grand Boulevard, Suite 100, Oklahoma City, Oklahoma, Attention: James P. Boggs, Senior Vice President, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

        (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, un-reimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and un-reimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and un-reimbursed LC Disbursements then due to such parties, and (iii) third, toward the payment of the Borrower's obligations under any Swap Agreements, if any, owing to the Lenders or their Affiliates, in each case ratably to each Lender and Affiliate.

        (c)   If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b) , Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

        (a)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any un-reimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        SECTION 2.20.    Increase of Commitments.

        (a)   If, prior to and after giving effect to any increase in the Commitments pursuant to this Section 2.20, no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, the Borrower may at any time and from time to time, but in no event more than one (1) time in any fiscal year, request an increase of the aggregate Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a "Commitment Increase Notice"); provided, however, that (i) each such increase shall be at least $5,000,000, (ii) the cumulative increase in Commitments pursuant to this Section 2.20 shall not exceed $25,000,000, (iii) the Commitment of any Lender may not be increased without such Lender's consent, (iv) the aggregate amount of the Lenders' Commitments shall not exceed $50,000,000 and (v) such proposed increase shall be further conditioned upon the Borrower's delivery to the Administrative Agent, who shall distribute such information to the Lenders, of the following, in each case reasonably acceptable to the Required Lenders, both in form and substance: (x) reasonable evidence that collateral, in addition to any and all Collateral securing the Obligations as of the date of the Commitment Increase Notice, has been acquired, or will be acquired with Borrowings made in connection with such increase in the Commitments, to secure the full amount of the Obligations, as increased as contemplated by the Commitment Increase Notice and (y) cash flow projections, including with respect to such acquired or to be acquired collateral, which projections shall be prepared in good faith, based on reasonable assumptions as of the date of the Commitment Increase Notice and if requested by the Required Lenders, verified by independent third-parties selected by the Administrative Agent. Each Lender will notify the Administrative Agent within fifteen (15) days after receipt of the evidence described in clause (v) immediately above whether or not the additional collateral, and the evidence thereof, is acceptable to such Lender provided that if such notice is not received by the Administrative Agent within such time, such Lender shall be deemed to be satisfied with such evidence. If the conditions in clauses (i) through (v) above have been satisfied, the Administrative Agent shall, within five (5) Business Days after the Administrative Agent is aware that such conditions have been satisfied, notify each Lender thereof. Each Lender desiring to increase its Commitment shall notify the Administrative Agent in writing no later than fifteen (15) days after receipt by the Lender of such notice from the Administrative Agent. Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.20 shall, in each case, execute an agreement (a "Commitment Increase Agreement"), in substantially the form attached hereto as Exhibit B, with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. Any Lender that does not notify the Administrative Agent within such period that it will increase its Commitment shall be deemed to have rejected such offer to increase its Commitment. No Lender shall have any obligation whatsoever to agree to increase its Commitment. Any agreement to increase a Lender's pro rata share of the increased Commitment shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.

        (b)   If any portion of the increased Commitments is not subscribed for by such Lenders, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments pursuant to paragraph (c) below by notifying the Administrative Agent. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to certain existing Lenders, to the additional banks or to financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments.

        (c)   Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a "New Lender Agreement"), in substantially the form attached hereto as Exhibit C, setting forth its Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Commitment of any New Lender shall be an amount not less than $5,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.

        (d)   The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon (i) receipt by the Administrative Agent of (x) such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (y) mortgages, deeds of trust, security agreements and other documents (including, without limitation, those described in Article IV applicable to such additional collateral) in form and substance reasonably acceptable to the Administrative Agent, granting a first priority perfected Lien, subject to the Liens permitted by Section 6.02 hereof, on and otherwise relating to the additional collateral securing the Obligations increased as contemplated in clause (v) of Section 2.20(a) above, and (ii) there not having occurred any event that would cause a material diminution in value of the additional collateral. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

        (e)   If any bank or financial institution becomes a New Lender pursuant to Section 2.20(c) or any Lender's Commitment is increased pursuant to Section 2.20(a), additional Loans made on or after the effectiveness thereof (the "Re-Allocation Date") shall be made pro rata based on their respective Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loans, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Commitments in effect on and after such Re-Allocation Date.

        (f)    If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

ARTICLE III
Representations and Warranties

        The Borrower represents and warrants to the Lenders that:

        SECTION 3.01.    Organization; Powers.    Each Loan Party and each general partner or managing member of each Loan Party is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.02.    Authorization; Enforceability.    The Transactions are within each Loan Party's corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company action. Each Loan Document has been duly executed and delivered by each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        SECTION 3.03.    No Undisclosed Liabilities.    The Loan Parties have no material liabilities or obligations of any nature except for (i) liabilities or obligations reflected or reserved against in the financial statements described in Section 3.05 below or in the financial statements most recently delivered by the Borrower pursuant to Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, and (iv) those set forth in Schedule 3.03 attached to this Agreement or previously disclosed in the Borrower's filings with the SEC or otherwise disclosed in writing to the Administrative Agent and the Lenders.

        SECTION 3.04.    Governmental Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Loan Party other than such Liens created by the Security Documents.

        SECTION 3.05.    Financial Condition; No Material Adverse Change.

        (a)   The Borrower has heretofore furnished to the Administrative Agent unaudited pro forma consolidated balance sheet and statements of income (i) as of and for the fiscal year ended December 31, 2005 and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006 in each case after giving effect to the transactions set forth in a registration statement filed with the SEC by the Borrower. Each of the above financial statements and reports have been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof in light of the circumstances under which they were made (it being understood that such assumptions are based on good faith estimates of certain items), and presents fairly in all material respects on a pro forma basis the estimated financial position of the Loan Parties at the Closing Date.

        (b)   Since June 30, 2006, no event has occurred that could reasonably expected to have a Material Adverse Effect.

        SECTION 3.06.    Reserved.

        SECTION 3.07.    Litigation and Environmental Matters.

        (a)   There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

        (b)   Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

        (c)   Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

        SECTION 3.08.    Compliance with Laws and Agreements.    Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

        SECTION 3.09.    Investment and Holding Company Status.    No Loan Party is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

        SECTION 3.10.    Taxes.    Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.11.    ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

        SECTION 3.12.    Disclosure.    The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        SECTION 3.13.    Labor Matters.    There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

        SECTION 3.14.    Subsidiaries.    Schedule 3.14 lists, for each Subsidiary of the Borrower as of the date hereof, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests. The General Partner is the sole general partner of the Borrower.

        SECTION 3.15.    Margin Stock.    No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.

        SECTION 3.16.    Licenses and Permits.    Each Loan Party possesses all licenses, permits, authorizations, registrations, approvals and similar rights necessary under Law for such Person to conduct its operations as now being conducted, each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Person, and such Person is in compliance with all terms, conditions or other provisions of such permits, authorizations, registrations, approvals and similar rights except where, in each case, such failure to possess, such invalidity, or such noncompliance would not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.17.    Reserved.

        SECTION 3.18.    Reserved.

        SECTION 3.19.    Senior Debt Status.    As of the Effective Date, all Indebtedness outstanding under the Loan Documents ranks at least pari passu in priority of payment with all other Indebtedness owed by the Borrower, except Indebtedness of the Borrower which may be secured by Liens permitted pursuant to Section 6.02 hereof.

        SECTION 3.20.    Priority; Security Matters.    The Obligations are and shall be at all times secured by valid, perfected Liens in favor of the Administrative Agent for the benefit of the Lenders in all Collateral to the extent perfection has or will occur by the filing of a Uniform Commercial Code Financing Statement in the relevant jurisdiction, filing or recording a mortgage in real property records of the county in which such real property or fixtures is located, or by possession or control, and, except for Liens permitted by Section 6.02 hereof, all such Liens shall be first priority Liens.

        SECTION 3.21.    Solvency.    After giving effect to the Loans and the terms of this Agreement, the Borrower is, and will be, individually and together with its Subsidiaries, Solvent.

        SECTION 3.22.    Foreign Assets Control Regulation.    Borrower's use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

ARTICLE IV
Conditions

        SECTION 4.01.    Effective Date.    The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other documents required by Lender in connection with this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other documents required by Lender in connection with this Agreement.

          (b)   The Administrative Agent shall have received each of the Security Documents, duly executed and completed in sufficient number of counterparts for recording, if necessary, and they shall constitute satisfactory security documentation to create first priority security interests in the Collateral (free and clear of all Liens, other than Liens permitted by Section 6.02 hereof).

          (c)   The Administrative Agent shall have received the following:

            (i)    Uniform Commercial Code Financing Statements (Form UCC-1) and such evidence of filing or arrangements for filing as may be acceptable to the Administrative Agent, naming the relevant Loan Party as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed or to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Security Documents; and

            (ii)   certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the date of the initial Borrowing, listing all effective financing statements which name any Loan Party (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings of any Security Documents are made pursuant to this Agreement, together with copies of such financing statements none of which (other than those (i) securing the Obligations, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements, or (ii) that are terminated as of the Effective Date or within a time frame otherwise acceptable to the Administrative Agent) shall cover any Collateral described in the Security Documents; and

            (iii)  copies of tax Lien searches for each jurisdiction in which a Security Document is filed or recorded pursuant to this Agreement, certified by a party acceptable to the Administrative Agent, listing all tax Liens imposed on any Loan Party or any of its assets (none of which shall cover any Collateral described in the Security Documents).

          (d)   The Administrative Agent shall have received, and be satisfied with, the title information with respect to the Collateral and shall, in its sole and absolute discretion, be satisfied with the status of title to the Collateral.

          (e)   The Borrower shall have (i) consummated its initial public offering of Borrower Common Units as contemplated in the S-1 filed by the Borrower with the SEC and shall have delivered to the Administrative Agent copies of all filings (including any filings on Form S-1 or Form 8 or Form 10) made with the SEC in connection therewith, including, without limitation, that Vinson & Elkins LLP, as counsel to the Borrower, shall have issued a tax opinion in connection therewith acceptable to the parties underwriting such initial public offering and (ii) has received net proceeds of an aggregate amount of not less than $35,000,000 as a result of such initial public offering.

          (f)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of McAfee & Taft, counsel for the Borrower, relating to the Borrower and its Subsidiaries, this Agreement or the Transactions and any other matters as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

          (g)   The Administrative Agent shall have received a favorable written opinion of outside counsel for the Borrower (addressed to the Administrative Agent and the Lenders and dated the Effective Date), relating to the Borrower and its Subsidiaries, this Agreement and the Transactions and any other matters as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

          (h)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the General Partner and the Borrower and its Subsidiaries, the authorization of the Transactions and any other legal matters relating to the General Partner and the Borrower and its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (i)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (j)    The Administrative Agent shall have received a fully executed copy of the Fee Letter and all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (k)   The Administrative Agent shall have received satisfactory evidence that the Prior Credit Agreement has been terminated and of the occurrence of the following with respect to the Prior Credit Agreement: (i) all obligations owing to any lender, agent or any other Person thereunder shall have been paid in full and all commitments of any lender, agent or any other Person thereunder to make any future loans shall have been terminated, (ii) each Letter of Credit issued thereunder shall have been terminated or canceled, or the Issuer thereof shall have accepted cash collateral or a Letter of Credit as security therefor; and (iii) there shall have been no defaults thereunder immediately prior to the satisfaction of the items set forth in (i) and (ii) immediately above.

          (l)    The Administrative Agent shall have received evidence that all governmental and third-party approvals or consents necessary, or in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Loan Parties have been granted.

          (m)  No event shall have occurred with respect to the General Partner, the Guarantor, the Borrower and its Subsidiaries, taken as a whole, which has had, or could reasonably be expected to have, a Material Adverse Effect.

        The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Oklahoma City, Oklahoma time, on                        , 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        SECTION 4.02.    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a)   The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct on and as of such earlier date.

          (b)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

          (c)   After giving effect to such Loan or Letter of Credit, the Pledged Collateral Market Value shall be no less than fifty percent (50%) of the sum of the total Credit Exposures.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        SECTION 5.01.    Financial Statements; Ratings Change and Other Information.    The Borrower will furnish to the Administrative Agent:

          (a)   within 90 days after the end of each fiscal year of the Borrower, on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent), the Borrower's audited consolidated balance sheet and related statements of operations, partners' capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent), the Borrower's consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower's Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c)   concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F attached hereto (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.17 and Section 6.18, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d)   promptly after the same become publicly available, on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent) copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, as the case may be;

          (e)   within fifteen (15) days after the filing thereof, copies of all income tax returns, attachments, forms, exhibits and extensions of each Loan Party;

          (f)    within ten (10) days after the end of each quarter of each fiscal year of the Borrower, a summary of the outstanding principal balance of the Loans compared to the Pledged Collateral Market Value; and

          (g)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

        SECTION 5.02.    Notices of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default of which Borrower has, or could reasonably be expected to have, knowledge;

          (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; and

          (d)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.03.    Existence; Conduct of Business.    Each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so in each case could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

        SECTION 5.04.    Payment of Obligations.    Each Loan Party will pay its obligations before the same shall become delinquent or in default, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.05.    Maintenance of Properties; Insurance.

        (a)   The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted.

        (b)   The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with respect to its properties and businesses against such liabilities, casualties, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect; all such insurance to be in amounts and from insurers reasonably acceptable to the Administrative Agent and on the Effective Date or upon any renewal, of any such insurance and at other times upon the reasonable request of the Administrative Agent, furnish to the Administrative Agent, for the review and distribution to the Lenders, evidence, satisfactory in the good faith judgment of the Administrative Agent of the maintenance of such insurance. All insurance policies required pursuant to this Section 5.05 shall (i) name the Administrative Agent on behalf of the Lenders as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and (ii) provide that no cancellation or modification of the policies will be made without thirty (30) days' prior written notice to the Administrative Agent.

        SECTION 5.06.    Books and Records; Inspection Rights.    Each Loan Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to applicable safety rules and regulations, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

        SECTION 5.07.    Compliance with Laws.    Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.08.    Use of Proceeds and Letters of Credit.

        (a)   The proceeds of the Loans will be used only (i) to pay the fees, expenses and other transaction costs of the Transactions contemplated hereby, (ii) for development capital expenditure projects, (iii) to fund acquisitions permitted hereunder and engage in other transactions permitted hereby, (iv) in connection with the issuances of Letters of Credit as set forth herein, (v) to make capital contributions necessary for Hiland GP to maintain its two percent (2%) general partner interest in Hiland LP, (vi) to fund Quarterly Distributions permitted hereunder, (vii) to purchase Hiland Common Units and (viii) for other general corporate purposes. Notwithstanding anything to the contrary contained in this Agreement, in no event shall proceeds of the Loans be used to make Restricted Payments other than those Restricted Payments permitted pursuant to Section 6.06(iii) or to make capital contributions to Hiland GP other than those expressly permitted by clause (v) above.

        (b)   No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Subsidiaries relating to their respective lines of business.

        SECTION 5.09.    Compliance with ERISA.    In addition to and without limiting the generality of Section 5.07, each Loan Party shall (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, and (d) operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any employee benefit plan sponsored, maintained or contributed to by any of said Persons, as may be reasonably requested by the Administrative Agent.

        SECTION 5.10.    Reserved.

        SECTION 5.11.    Compliance with Environmental Laws.    In addition to and without limiting the generality of Section 5.07, each Loan Party shall (i) comply in all material respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (iii) conduct any Response legally required by any Loan Party in accordance with applicable Environmental Laws except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.12.    Further Assurances.

        (a)   The Borrower will cause each Loan Party, at its own cost and expense, to promptly (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

        (b)   The Borrower agrees to promptly (and in any event within fifteen (15) days after request therefor) deliver and to cause its Subsidiaries to deliver, to further secure the Obligations whenever reasonably requested by the Administrative Agent in good faith, deeds of trust, mortgages, chattel mortgages, security agreements, pledge agreements, financing statements, continuation statements, extension agreements and opinions or other evidence or other similar agreements or instruments, substantially similar to the Security Documents delivered pursuant to Article IV or otherwise in form and substance reasonably satisfactory to the Administrative Agent for the purpose of granting, confirming, perfecting and maintaining first and prior liens or security interests in any and all real or personal property which (i) is at such time Collateral or which was intended to be or purported to be Collateral pursuant to any Loan Document and not then released by the Administrative Agent; or (ii) constitutes real or personal property of any Loan Party, which is requested by the Administrative Agent to be mortgaged, pledged or otherwise used as security for the Obligations. The Borrower also agrees to deliver, and to cause its Subsidiaries to deliver, whenever requested by the Administrative Agent in good faith, promptly but in no event later than ninety (90) days after request therefor, additional favorable title opinions (in addition to any title opinions previously delivered to the Administrative Agent) from legal counsel reasonably acceptable to the Administrative Agent in good faith, or favorable title insurance policies from insurers acceptable to the Administrative Agent in good faith, with respect to any material Collateral (with the determination as to materiality being made by the Administrative Agent in its reasonable discretion), as to which the Administrative Agent in good faith believes that the record ownership of such Collateral, or the status of Liens securing the Obligations, is in question, and (A) stating that the Borrower has good and marketable title to such properties and interest, free and clear of all Liens, except for Liens permitted pursuant to Section 6.02; (B) confirming that such properties and interest are subject to Security Documents securing Obligations that constitute and create legal, valid and duly perfected first priority deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in such properties and interests and the proceeds thereof except for Liens permitted pursuant to Section 6.02; and (C) covering such other matters as the Administrative Agent may request in good faith.

        (c)   The Borrower (i) will from time to time deliver or cause to be delivered to the Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed (and executed and acknowledged when required) by the relevant Loan Party, as the case may be, in form and substance satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming or protecting any Liens or other rights in the Collateral; and (ii) hereby authorizes the Administrative Agent to execute and file or record, on behalf of such Loan Party, any financing statements, continuation statements, extension agreements and other documents that the Administrative Agent deems necessary or advisable to perfect, confirm or protect any Liens or other rights in the Collateral in favor or the Administrative Agent for the benefit of the Lenders.

        SECTION 5.13.    Reserved.

        SECTION 5.14.    Reserved.

        SECTION 5.15.    Clean Down Period.    The Borrower will cause the aggregate outstanding principal balance of Loans made in connection with Section 6.06(iii) hereunder to be zero for a period of at least fifteen (15) consecutive days during each twelve month period.

        SECTION 5.16.    Subsidiaries.    Immediately upon the formation or acquisition of any entity which meets the definition of a Guarantor, such entity shall execute and deliver to the Administrative Agent for the benefit of the Lenders a Guaranty Agreement substantially in the form of Exhibit D attached hereto. Each such Guarantor shall also execute and deliver to the Administrative Agent one or more (i) mortgages or deeds of trust granting, as security for the Obligations, a first priority lien subject to the liens permitted by Section 6.02 hereunder in all real property of such Subsidiary, and (ii) security agreements (or supplements thereto) granting, as security for the Obligations, a security interest to the Administrative Agent for the benefit of the Lenders in all the assets of each such Person in which a security interest can be created under the UCC, and all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the security interests intended to be created by such security agreements and perfect such Liens to the extent required by, and with the priority required by, the security agreements, shall have been filed, registered or recorded (or arrangements satisfactory to the Collateral Agent for such filing, registration or recording shall have been made). Additionally, the Borrower and each Subsidiary shall have pledged at all times 100% of such Person's Equity Interest in any Subsidiary to the Administrative Agent for the benefit of the Lenders pursuant to a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent. The Borrower will, and will cause each of its Subsidiaries to, ensure that all Equity Interests in its Subsidiaries are owned directly or indirectly at all times only by the Borrower or one or more of the Subsidiaries and that all the Equity Interests of such Subsidiaries are pledged to secure the Obligations.

        SECTION 5.17.    Information Regarding Collateral.    The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

        SECTION 5.18.    Reserved.

        SECTION 5.19.    Deposit Accounts.    The Borrower will, and will cause each Loan Party to, maintain its primary bank depository relationship with MidFirst Bank.

ARTICLE VI
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        SECTION 6.01.    Indebtedness.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness of Borrower or any Subsidiary, except as set forth below. The Borrower will not permit Hiland GP to, create, incur, assume or permit to exist any Indebtedness of Hiland GP except for (i) Indebtedness incurred by Hiland GP in connection with capital contributions to Hiland LP by Hiland GP to maintain its two percent (2%) general partner interest in Hiland LP and (ii) Indebtedness of Hiland LP or any of its subsidiaries for which Hiland GP may become liable solely by operation of law as the general partner of Hiland LP or any of its subsidairies.

        (a)   Indebtedness created hereunder;

        (b)   unsecured Indebtedness of the Borrower so long as the incurrence or maintenance of such Indebtedness does not cause a Default or an Event of Default under any other provision of this Agreement; provided that the aggregate principal amount of Indebtedness permitted by this clause (b) shall not exceed $1,000,000 at any time outstanding;

        (c)   Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, refinancing, renewals or replacements of any such Indebtedness; provided that such Indebtedness is not increased in connection therewith except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;

        (d)   Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and purchase money Indebtedness and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided the aggregate outstanding principal amount of the Indebtedness permitted by this clause (d) does not exceed $1,000,000 at any one time;

        (e)   Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $1,000,000 at any time outstanding;

        (f)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

        (g)   Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

        (h)   Indebtedness consisting of surety bonds that the Borrower or any Subsidiary is required to obtain in order to comply with applicable Law or the requirements of any Governmental Authority.

        SECTION 6.02.    Liens.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a)   Permitted Encumbrances;

          (b)   any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 hereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and any extensions, renewals and replacements thereof;

          (c)   any Lien on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary; (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, renewals and replacements thereof; and (iv) the Indebtedness secured by such Lien does not exceed 100% of the fair market value of the assets acquired in such transaction or acquisition;

          (d)   Liens securing Indebtedness permitted by clause (d) of Section 6.01; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within

  180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

          (e)   any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the property subject to the easement;

          (f)    Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all its Subsidiaries) $500,000 at any one time;

          (g)   any Lien created or assumed by the Borrower or any Subsidiary in connection with the issuance of Indebtedness, the interest on which is excludable from gross income of the holder of such Indebtedness pursuant to the Code, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Borrower or its Subsidiaries;

          (h)   Liens on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or asset otherwise permitted under this Section;

          (i)    any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets; and

          (j)    Liens securing Indebtedness permitted by Section 6.01(e); provided that the Indebtedness secured thereby does not exceed 100% of the fair market value of the assets or Equity Interests acquired in such transaction or acquisition.

        SECTION 6.03.    Fundamental Changes.    Neither the Borrower nor any Subsidiary will merge or consolidate with or into any other Person nor shall any Subsidiary liquidate or dissolve, except that if before and after giving effect to such merger or consolidation, there exists no Default or Event of Default (A) the Borrower or any Subsidiary may merge or consolidate with any Person so long as the Borrower or such Subsidiary is the surviving Person; (B) a Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving Person; (C) a Subsidiary may merge into any other Subsidiary; and (D) any Subsidiary may liquidate or dissolve if such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

        SECTION 6.04.    Investments, Loans, Advances and Guarantees.    The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, except that, so long as no Default or Event of Default shall have occurred and be continuing or will result therefrom, the Borrower and its Subsidiaries may make:

          (a)   Permitted Investments;

          (b)   investments by the Borrower in the Equity Interests of its Subsidiaries, Hiland GP or Hiland LP, and investments by any Subsidiary in the Borrower, Hiland LP or any other Subsidiary;

          (c)   loans or advances made by the Borrower to any Subsidiary or Hiland LP, and made by any Subsidiary to the Borrower, Hiland LP or any other Subsidiary;

          (d)   Guarantees constituting Indebtedness permitted by Section 6.01;

          (e)   Swap Agreements to the extent permitted under Section 6.05;

          (f)    any purchases or other acquisitions of all or substantially all of the Equity Interests in any Person permitted by Section 6.19; provided that, immediately upon consummation thereof, such Person will be a Guarantor pursuant to Section 5.16 (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement) and any other purchase or acquisition of any property or assets of any Person permitted by Section 6.19;

          (g)   investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 and Section 6.18 after the Closing Date to the extent that such investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (h)   investments consisting of extensions of credit, including without limitation, in the nature of accounts receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and investments by the Borrower or any Subsidiary in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss; and

          (i)    investments not otherwise permitted by this Section 6.04 in an aggregate amount not to exceed $500,000 at anytime outstanding.

        SECTION 6.05.    Swap Agreements.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into between (i) the Borrower or one of its Subsidiaries on the one hand, and (ii) the Administrative Agent or any Person that is a Lender at the time of the execution of such agreement or arrangement or any Affiliate of such Person on the other hand; provided, that such Swap Agreements are in respect of interest rates which are entered into with the purpose and effect of fixing or capping interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate; provided, further that (A) the floating rate index of each such Swap Agreement generally matches the index used to determine the floating rates of interest on the corresponding indebtedness of the Borrower to be hedged by such Swap Agreement; and (B) the Borrower shall not establish or maintain any margin accounts with respect to such Swap Agreements; and (C) such Swap Agreements are in compliance with the Borrowers' risk management policies.

        SECTION 6.06.    Restricted Payments.    The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except that so long as no Default or Event of Default shall have occurred and be continuing and provided that no Default or Event of Default would result from the making of such Restricted Payment:

          (i)    any Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary;

          (ii)   the Borrower may declare and pay dividends with respect to the Borrower Common Units payable solely in additional Borrower Common Units; and

          (iii)  the Borrower may declare, make or incur a liability to make and fund Quarterly Distributions; provided that (A) such Quarterly Distributions are made in accordance with the provisions of the Partnership Agreement, and (B) the aggregate amount of Quarterly Distributions made by the Borrower with respect to any fiscal quarter shall not exceed Available Cash for such fiscal quarter.

        Notwithstanding the foregoing, nothing contained in this Section 6.06 shall restrict the Borrower from using the net proceeds received from the underwriters' exercise of their over-allotment option of the initial public offering of Borrower Common Units to make distributions to holders of Equity Interests in Borrower or to repurchase outstanding Equity Interests in Borrower.

        SECTION 6.07.    Transactions with Affiliates.    Except as otherwise permitted hereunder, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) as permitted by the Partnership Agreement, (b) transactions between or among (i) the Borrower, on the one hand, and its Subsidiaries, on the other hand, or (ii) the Borrower or its Subsidiaries, on the one hand, and Hiland GP, Hiland LP or their subsidiaries, on the other hand, not involving any other Affiliate, (c) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than would be obtained on an arm's length basis from unrelated third parties and (d) any Restricted Payment permitted by Section 6.06.

        SECTION 6.08.    Sales of Assets.    Neither the Borrower nor any Subsidiary shall enter into any arrangement, direct or indirect, with any Person other than a Loan Party pursuant to which the Borrower or any Subsidiary shall sell or otherwise transfer or Dispose of any property, real, personal or mixed, whether now owned or hereafter acquired, except (i) sales, transfers or Dispositions in the ordinary course of business and the granting of any option or other right to purchase or otherwise acquire property in the ordinary course of business, (ii) sales, transfers or Dispositions not in the ordinary course of business provided that the aggregate proceeds of all such sales, transfers and Dispositions permitted by this item (ii) shall not exceed, (A) from the date hereof during any period of twelve (12) consecutive months more than $1,000,000 and (B) during the term hereof more than $2,500,000, (iii) sales of wetlands credits; (iv) sales, transfers or Dispositions of property that are no longer commercially viable to maintain or obsolete, surplus or worn-out property, whether now owned or hereafter acquired; (v) sales, transfers or Dispositions of equipment or real property to the extent that (A) such equipment or real property is exchanged for credit against the purchase price of similar replacement equipment or real property, or (B) the proceeds of such sales, transfers or Dispositions are reasonably promptly, but in any event within 90 days, applied to the purchase price of such replacement equipment or real property; (vi) Dispositions resulting from the bona fide exercise by a Governmental Authority of its actual power of eminent domain or other dispositions otherwise required by applicable law, and (vii) Dispositions of property subject to a Permitted Encumbrance that are transferred to a lienholder or its designee in satisfaction or settlement of the lienholder's claim or a realization upon a security interest permitted under this Agreement. The Lender's hereby authorize and direct the Administrative Agent to execute and deliver releases on the Liens on the Collateral created by the Security Documents with respect to assets permitted to be sold under this Section.

        SECTION 6.09.    Constituent Documents.    No Loan Party will amend its Partnership Agreement, charter, by-laws or other constituent documents in any manner that would materially and adversely affect the rights of the Lenders under this Agreement or their ability to enforce the same.

        SECTION 6.10.    Reserved.

        SECTION 6.11.    Sales and Leasebacks.    Except to the extent such leases in the aggregate would not require total payments of more than $2,000,000 per annum, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired that (i) the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (ii) the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.

        SECTION 6.12.    Changes in Fiscal Year.    No Loan Party shall change the end of its fiscal year to a date other than December 31.

        SECTION 6.13.    Change in the Nature of Business.    The Borrower shall not engage directly or indirectly in any business activity that would cause less than 90% of the gross income of such Person for each taxable year to constitute "qualifying income" within the meaning of Section 7704(d) of the Code.

        SECTION 6.14.    Limitation on Restrictions on Subsidiary Distributions.    The Borrower shall not, and shall not permit any of its Subsidiaries to enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) to the extent such restrictions are listed on Schedule 6.14 attached hereto, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (iv) the foregoing shall not apply to restrictions and conditions contained in the documentation evidencing any Indebtedness permitted hereunder; provided that in no event shall such restrictions and conditions contained in such documentation evidencing such permitted Indebtedness be more restrictive than the restrictions and conditions set forth in Section 6.06 of this Agreement and this Section 6.14.

        SECTION 6.15.    Reserved.

        SECTION 6.16.    Reserved.

        SECTION 6.17.    Minimum Interest Coverage Ratio.    The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.0 to 1.0.

        SECTION 6.18.    Maximum Leverage Ratio.    The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2006, to exceed 3.0 to 1.0.

        SECTION 6.19.    Permitted Acquisitions.    The Borrower shall not, except as otherwise permitted or required in this Agreement, purchase or otherwise acquire, or permit any Subsidiary to purchase or acquire, any Equity Interests in, or all or substantially all of the assets of, any Person whatsoever unless (i) permitted by Section 6.03 above, (ii) permitted by Section 6.04 above or (iii) (a) immediately prior to and after giving effect to any such purchase or acquisition, no Default or Event of Default shall have occurred or be continuing or will result therefrom, (b) such purchase or acquisition is consummated in accordance with applicable Law, and (c) immediately after giving effect to such purchase or acquisition of a Person pursuant to this Section 6.19, the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.17 and Section 6.18 above, as evidenced by a certificate of the Financial Officer of the Borrower delivered to the Administrative Agent on the earlier of (i) the date that the Borrower submits a Borrowing Request if the Borrower is making a Borrowing in connection therewith, or (ii) the date that Borrower consummates the transaction requiring the delivery of such certificate.

        SECTION 6.20.    Negative Pledges, Restrictive Agreements, etc.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into (a) any agreement for the borrowing of money (excluding this Agreement) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (provided that this provision is not intended to limit in any manner the Borrower's and its Subsidiaries' obligations to grant Liens securing the Collateral as otherwise set forth in this Agreement or any of the Loan Documents); or (b) any agreement (excluding this Agreement) prohibiting the ability of any Borrower or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document. The Borrower shall, and shall cause each of its Subsidiaries to, use good faith efforts to cause any other agreement entered into by the Borrower or its Subsidiaries to not contain the prohibitions set forth in (a) above.

ARTICLE VII
Events of Default

        If any of the following events ("Events of Default") shall occur:

          (a)   the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

          (c)   any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement, the Loan Documents or any amendment or modification hereof or thereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

          (d)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to existence) or Section 5.08 or in Article VI;

          (e)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

          (f)    any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

          (g)   an Event of Default occurs under the Hiland LLC Credit Facility;

          (h)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or the General Partner or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (j)    any Loan Party or the General Partner shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (k)   any Loan Party or the General Partner shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (l)    one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $500,000 (net of insurance coverage which is reasonably expected to be paid by the insurer thereunder as confirmed by such insurer) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment and is not released, vacated or fully bonded within 60 days after its attachment or levy;

          (m)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;

          (n)   a Change in Control shall occur;

          (o)   this Agreement or any other Loan Document ceases to be valid and binding on any Loan Party in any material respect or is declared null and void in any material respect, or the validity or enforceability thereof is contested by any Loan Party or any Loan Party denies it has any or further liability under this Agreement or under the other Loan Documents to which it is a party or there shall occur a "Default" or "Event of Default" as defined in any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
The Administrative Agent

        Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

        The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Miscellaneous

        SECTION 9.01.    Notices.

        (a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (i)    if to the Borrower, to it at Hiland Holdings GP, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention of Ken Maples (Telecopy No. (580) 548-5188);

          (ii)   if to the Administrative Agent, to it at MidFirst Bank, 501 NW Grand Boulevard, Suite 100, Oklahoma City, Oklahoma 73188, Attention of James P. Boggs (Telecopy No. (405) 767-7120); and

          (iii)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

        (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        (c)   Any party hereto may change its address, telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 9.02.    Waivers; Amendments.

        (a)   No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

        (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders;

provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) release any Guarantor or release any Collateral (except for releases of Collateral related to asset sales otherwise expressly permitted pursuant to the terms of this Agreement) securing the Obligations without the written consent of each Lender, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

        SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

        (a)   The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel (including local counsel) for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

        (b)   The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

        (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable un-reimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the un-reimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

        (d)   Each Loan Party shall defend and indemnify the Administrative Agent and each Lender and hold them harmless from and against all loss, liability, damage, expense, claims, costs, fines, penalties, assessments (including interest on any of the foregoing) and reasonable attorneys' fees, suffered or incurred by the Administrative Agent or any Lender which arise, result from or in any way relate to a breach or violation by any Loan Party of any applicable Environmental Laws, either prior to or subsequent to the date hereof, including the assertion or imposition of any Lien on any Loan Party's assets, or which relate to or arise out of any Environmental Liability. Each Loan Party's obligations hereunder shall survive the termination of this Agreement and the repayment of the Loans.

        (e)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

        (f)    All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

        SECTION 9.04.    Successors and Assigns.

        (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

            (A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

            (B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

            (C)  the Issuing Bank.

          (ii)   Assignments shall be subject to the following additional conditions:

            (A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

            (B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

            (C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

            (D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

        For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

        "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

        (c)   (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

          (ii)   A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

        (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 9.05.    Survival.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 9.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.07.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 9.08.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

        (a)   This Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.

        (b)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Oklahoma sitting in Oklahoma City, Oklahoma County, Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State of Oklahoma or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

        (c)   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 9.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 9.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 9.12.    Confidentiality.    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 9.13.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        SECTION 9.14.    USA Patriot Act.    Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        SECTION 9.15.    Separateness.    The Lenders acknowledge that (i) the Lenders have advanced funds to the Borrower in reliance upon the separateness of the Borrower from each other and from any other Persons, and (ii) the Borrower has assets and liabilities that are separate from those of other Persons.

        SECTION 9.16.    No Personal Liability of Directors, Officers and Employees.    No director, officer, partner, employee, member or manager of the General Partner will have any liability for any obligations of the Borrower, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender waives and releases all such liability. This waiver and release are part of the consideration for the making of the Loans and the issuance of Letters of Credit.

        SECTION 9.17.    Collateral Matters; Swap Agreements.    The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to any counterparty to any Swap Agreements on a pro rata basis (subject to Section 2.18(b) hereof) in respect of any obligations of the Borrowers which arise under any Swap Agreement, provided that such counterparty is a Lender or an Affiliate of a Lender at the time such counterparty entered into such Swap Agreement.

        [END OF TEXT]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:
HILAND HOLDINGS GP, LP, a Delaware limited partnership
By:	Hiland Partners GP Holdings, LLC, its general partner
By:
Name:
Title:

[Signature Page to Credit Agreement]

MIDFIRST BANK, a federally chartered savings association, in its capacity as Administrative Agent

By:	James P. Boggs
Title:	Senior Vice President
Address:

MidFirst Bank
MidFirst Plaza
501 N.W. Grand Blvd., Suite 100
Oklahoma City, Oklahoma 73118
Attention: James P. Boggs
Telephone No. (405) 767-7115
Telecopy No. (405) 767-7120
e-mail: james.boggs@midfirst.com
State: Oklahoma
Wire Instructions:
MidFirst Bank (OKC, OK)
ABA No.:	303087995
Reference:	Account for Hiland Holdings GP, LLC for Further Credit to Loan #
Attention:	Mary Nash (MFB Loan Operations)

[Signature Page to Credit Agreement]

MIDFIRST BANK, a federally chartered savings association, in its capacity as a Lender

By:	James P. Boggs
Title:	Senior Vice President
Address:

MidFirst Bank
MidFirst Plaza
501 N.W. Grand Blvd., Suite 100
Oklahoma City, Oklahoma 73118
Attention: James P. Boggs
Telephone No. (405) 767-7115
Telecopy No. (405) 767-7120
e-mail: james.boggs@midfirst.com
State: Oklahoma
Wire Instructions:
MidFirst Bank (OKC, OK)
ABA No.:	303087995
Reference:	Account for Hiland Holdings GP, LP for Further Credit to Loan #
Attention:	Mary Nash (MFB Loan Operations)

[Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between                (the "Assignor") and                (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
and is an Affiliate/Approved Fund of
3.	Borrower(s):
4.	Administrative Agent: ,	as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of among , the Lenders parties thereto, , as Administrative Agent, and the other agents parties thereto
6.	Assigned Interest:
Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$		%
$	$		%
$	$		%

Effective Date:                            , 20

Exhibit A — Page 1

        The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
By:

Title:

ASSIGNEE
By:

Title:

Accepted:
, as Administrative Agent
By

Title:
Consented to:
By

Title:

Exhibit A — Page 2

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

        1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Oklahoma.

Exhibit A — Page 4

EXHIBIT B

FORM OF COMMITMENT INCREASE AGREEMENT

        This Commitment Increase Agreement dated as of                        (this "Agreement") is among (i) Hiland Holdings GP, LP (the "the Borrower"), (ii) MidFirst Bank, in its capacity as administrative agent (the "the Administrative Agent") under the Credit Agreement dated as of                            , 2006 (as the same may be amended or otherwise modified from time to time, the "Credit Agreement", capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, the Lenders party thereto, the Administrative Agent, and (iii)                         (the "Increasing Lender").

        Preliminary Statements

        (A)  Pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender's Commitment.

        (B)  The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.20 by increasing the Commitment of the Increasing Lender from $            to $                        , and the Administrative Agent is willing to consent thereto.

        Accordingly, the parties hereto agree as follows:

        SECTION 1.    Increase of Commitment.    Pursuant to Section 2.20 of the Credit Agreement, the Commitment of the Increasing Lender is hereby increased from $                        to                         .

        SECTION 2.    Consent.    The Administrative Agent hereby consents to the increase in the Commitment of the Increasing Lender effectuated hereby.

        SECTION 3.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Oklahoma.

        SECTION 4.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        SECTION 5.    Increasing Lender Credit Decision.    The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.05 of the Credit Agreement or the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

        SECTION 6.    Representation and Warranties of the Borrower.    The Borrower represents and warrants as follows:

  (a)
  The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporation action and do not contravene (i) the Borrower's certificate of incorporation or by-laws or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

Exhibit B — Page 1

  (b)
  No authorization, consent or approval any governmental body or agency is required for the valid execution, delivery and performance by the Borrower of this Agreement.

  (c)
  This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability.

  (d)
  The aggregate amount of the Commitments under the Credit Agreement, including any increases pursuant to Section 2.20 thereof, does not exceed $50,000,000.

  (e)
  No Default or Event of Default has occurred and is continuing.

        SECTION 7.    Expenses.    The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent within ten Business Days after notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent with respect thereto.

        SECTION 8.    Effectiveness.    When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the Increasing Lender, this Agreement shall become effective as of the date first written above.

Exhibit B — Page 2

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:
HILAND HOLDINGS GP, LP, a Delaware limited partnership
By:	Hiland Partners GP Holdings, LLC,its general partner
By:

Name:

Title:

ADMINISTRATIVE AGENT:
MIDFIRST BANK,
By:
James P. Boggs, Senior Vice President
INCREASING LENDER:
By:

Name:

Title:

Exhibit B — Page 3

EXHIBIT C

FORM OF NEW LENDER AGREEMENT

        This New Lender Agreement (this "Agreement") dated as of                        is among Hiland Holdings GP, LP (the "the Borrower"), MidFirst Bank, in its capacity as administrative agent (the "the Administrative Agent") under the Credit Agreement described below, and                        ("New Lender"). Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.

PRELIMINARY STATEMENTS

        A.    Pursuant to Section 2.20 of the Credit Agreement dated as of                            , 2006, (as the same may be amended or otherwise modified from time to time, the "Credit Agreement") among the Borrower, the Lenders from time to time party thereto and the Administrative Agent, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased Commitments.

        B.    The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.20 by $            , the Administrative Agent is willing to consent thereto, and the existing Lenders have failed to subscribe to all of such increased Commitment.

        C.    The New Lender desires to become a Lender under the Credit Agreement and extend Loans to the Borrower in accordance with the terms thereof.

        Accordingly, the parties hereto agree as follows:

        SECTION 1.    Loan Documents.    The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.

        SECTION 2.    Joinder to Credit Agreement.    By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the New Lender's Credit Exposure exceeding its Commitment. The Commitment of the New Lender shall be $            .

        SECTION 3.    Consent.    The Administrative Agent hereby consents to the participation of the New Lender in the increased Commitment.

        SECTION 4.    Representation and Warranties of the Borrower.    The Borrower represents and warrants as follows:

          (a)   The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action on the part of the Borrower and do not contravene (i) the Borrower's articles of incorporation or by-laws or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

          (b)   No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement.

Exhibit C — Page 1

          (c)   This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability.

          (d)   The aggregate amount of the Commitments under the Credit Agreement, including any increases pursuant to Section 2.20 thereof, does not exceed $50,000,000.

          (e)   No Default, Event of Default or Material Adverse Effect has occurred and is continuing.

        SECTION 5.    Effectiveness.    This Agreement shall become effective upon the receipt by the Administrative Agent of the following:

          (a)   Counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the New Lender;

          (b)   An Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the New Lender;

          (c)   If the New Lender is a Foreign Lender, any documentation required to be delivered by the New Lender pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the New Lender;

          (d)   If requested by the Administrative Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the Commitment and this Agreement in a form reasonably acceptable to the Administrative Agent;

          (e)   If requested by the Administrative Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Administrative Agent.

        SECTION 6.    New Lender Credit Decision.    The New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.05 of the Credit Agreement or the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

        SECTION 7.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma without regard to any choice of law provision that would require the application of the law of another jurisdiction.

        SECTION 8.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original or facsimile form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        SECTION 9.    Expenses.    The Borrower shall pay all reasonable costs and expenses of the Administrative Agent within ten Business Days notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

[Signatures on following page]

Exhibit C — Page 2

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:
HILAND HOLDINGS GP, LP, a Delaware limited partnership
By:	Hiland Partners GP Holdings, LLC, its general partner
By:
Name:
Title:
ADMINISTRATIVE AGENT:
MIDFIRST BANK
	By:	James P. Boggs, Senior Vice President
NEW LENDER:
By:
Name:
Title:

Exhibit C — Page 3

EXHIBIT D

FORM OF GUARANTY AGREEMENT

        THIS GUARANTY AGREEMENT (this Guaranty Agreement, together with the exhibits and schedules hereto and all extensions, renewals, amendments, substitutions and replacements hereto and hereof, is hereinafter referred to as the "Guaranty Agreement") is dated as of                        , 2006, by those undersigned parties named on the signature page hereof, each of the foregoing being a guarantor herein (collectively, the "Guarantor"), to and for the benefit of MidFirst Bank, in its capacity as Administrative Agent (in such capacity, together with its successors and assigns, the "Administrative Agent") for and on behalf of the Lenders party to the Credit Agreement (as defined below).

WITNESSETH:

        WHEREAS, the Lenders have agreed to make extensions of credit, including Loans and Letters of Credit (collectively, the "Lender Indebtedness"), to Hiland Holdings GP, LP (the "Borrower") pursuant to that certain Credit Agreement dated as of                        , 2006, by and among the Borrower, the Lenders party thereto and the Administrative Agent (the Credit Agreement. together with the exhibits and schedules thereto and all extensions, renewals, waivers, consents, amendments, substitutions, and replacements thereto and thereof, is hereinafter referred to as the "Credit Agreement"); and

        WHEREAS, the Guarantor is a Subsidiary of the Borrower, and

        WHEREAS, (i) the Letters of Credit may be issued under the Credit Agreement for the account of the Guarantor and (ii) the proceeds of the Loans under the Credit Agreement may be used by the Borrower to make loans or other advances to the Guarantor and for, inter alia, other general corporate and partnership purposes of the Borrower and the Guarantor, all as permitted pursuant to the Credit Agreement and all of which will directly and indirectly benefit the Borrower and the Guarantor; and

        WHEREAS, as a condition precedent to extending and maintaining credit to the Borrower pursuant to the Credit Agreement, the Lenders have required, inter alia, the execution and delivery of this Guaranty Agreement; and

        WHEREAS, the Guarantor has determined, reasonably and in good faith, that (i) it has adequate capital to conduct its business as presently conducted and as proposed to be conducted, (ii) it will be able to meet its obligations hereunder and in respect of its existing and future Indebtedness and liabilities (contingent or otherwise) as and when the same shall become due and payable, including those under this Guaranty Agreement, (iii) it is otherwise Solvent and (iv) the execution and delivery of this Guaranty Agreement and the consummation of the transactions contemplated hereby will not render it insolvent; and

        WHEREAS, the Guarantor has determined that the execution and delivery of this Guaranty Agreement is in furtherance of its corporate purposes and in its best interest and that it will derive substantial benefit, whether directly or indirectly, from the making of this Guaranty Agreement, having regard for all relevant facts and circumstances; and

        WHEREAS, the Guarantor has agreed to execute and deliver this Guaranty Agreement to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration for the Administrative Agent and the Lenders making

Exhibit D — Page 1

the above-described extensions of credit to the Borrower and intending to be legally bound hereby, the Guarantor hereby covenants and agrees as follows:

ARTICLE I

RECITALS; INCORPORATION BY REFERENCE;
DEFINITIONS AND OTHER CONVENTIONS

        1.1    Recitals.    The foregoing recitals are hereby incorporated into and made a material part of this Guaranty Agreement.

        1.2    Defined Terms.    Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Credit Agreement.

        1.3    Definitional Conventions.

        (i)    The words "hereof", "herein", "hereunder" and "hereto" and words of similar import when used in this Guaranty Agreement shall refer to this Guaranty Agreement as a whole and not to any particular provision of this Guaranty Agreement, and Article, Section, subsection, paragraph, item, exhibit and schedule references are to this Guaranty Agreement unless otherwise specified.

        (ii)   All terms defined in this Guaranty Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

ARTICLE II

GUARANTY

        2.1    Unconditional Guaranty.    The Guarantor unconditionally, absolutely and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar laws of any country or jurisdiction) of all Lender Indebtedness, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other Guarantor to the Administrative Agent or any Lender (or, in the case of a Swap Agreement, any Affiliate of any Lender) under or in connection with the Credit Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Lender Indebtedness, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness, including but not limited to Lender Indebtedness, are referred to herein collectively as the "Obligations" and each as an "Obligation"). Without limitation of the foregoing, any of the Obligations shall be and remain Obligations entitled to the benefit of this Guaranty Agreement if the Administrative Agent or any of the Lenders (or any one or more assignees

Exhibit D — Page 2

or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Obligations, to any other Person.

        2.2    Independent Obligations.    The Guarantor's Obligations hereunder are independent of the obligations of the Borrower under the Credit Agreement or any other Loan Document. A separate action or actions may be brought and prosecuted against the Guarantor, whether or not action is brought against the Borrower or any other guarantor or whether or not the Borrower or any other guarantor is joined in such action or actions.

        2.3    Not a Collection Guaranty.    This Guaranty Agreement is a guaranty of payment and not a guaranty of collection. The Guarantor waives any right to require the Administrative Agent at any time to (i) proceed against the Borrower or any other guarantor now or hereafter guaranteeing any obligations under any of the Loan Documents, (ii) proceed against or exhaust any security for the Lender Indebtedness or (iii) pursue any other remedy in the Administrative Agent's or any Lender's power whatsoever.

        2.4    Right to Deal With Lender Indebtedness and Security.    The Guarantor authorizes the Administrative Agent, without notice or demand and without affecting the Guarantor's liability hereunder, from time to time to (i) increase, enlarge, renew, compromise, extend, accelerate or otherwise change the time for payment or the terms of the Lender Indebtedness or any part thereof, including an increase or decrease of the rate of interest thereon, and including, without limitation, increases, enlargements, renewals, compromises, extensions, accelerations and modifications made after any revocation of this Guaranty Agreement, (ii) deal with the Lender Indebtedness and any security therefor in any manner it may see fit, (iii) accept partial payments on account of the Lender Indebtedness and (iv) demand or receive additional security for the Lender Indebtedness. The Guarantor acknowledges that the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, has now and may have in the future certain security for, and other Guarantees of, all or any part of the Lender Indebtedness, but it is specifically understood and agreed by the Guarantor that neither the execution and delivery of this Guaranty Agreement nor the holding of any security or any other Guarantee shall at any time or in any respect operate to prevent or hinder the Administrative Agent and/or the Lenders from resorting first to such other security and/or other Guarantee, or first to this Guaranty Agreement, or first from time to time to both. In addition, the Administrative Agent and/or the Lenders may, from time to time as they see fit, resort to this Guaranty Agreement without resorting to any other security for and/or other Guarantee of the Lender Indebtedness, or to all or any part of any security and/or any other Guarantee securing the Lender Indebtedness, without resorting to this Guaranty Agreement, and such action on the Administrative Agent's and/or the Lenders' part shall not in any respect be considered as a waiver of any of the benefits or rights of the Administrative Agent or the Lenders relating to this Guaranty Agreement or such other security and/or other Guarantees.

        2.5    Default Under Credit Agreement.    The Guarantor hereby acknowledges and agrees that any violation by it of the conditions, representations, warranties and covenants set forth herein, or any contest by it of the validity or enforcement hereof or any denial of liability hereunder shall constitute an Event of Default under the Credit Agreement.

        2.6    Consent to Releases.    The Guarantor consents, without notice and without affecting the Guarantor's liability hereunder, to the release of (i) all or any part of the security, if any, for the Lender Indebtedness or the substitution of all or any part of such security, (ii) any party liable for all or any part of the Lender Indebtedness and (iii) any other guarantor of the Lender Indebtedness or portions thereof.

        2.7    Bankruptcy of Borrower.    Neither the Guarantor's Obligations under this Guaranty Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in

Exhibit D — Page 3

any manner whatsoever by the bankruptcy of the Borrower or by any impairment, modification, change, release or limitation of (i) the liability of the Borrower under any of the Loan Documents, any party assuming the obligations of the Borrower under any of the Loan Documents or the Borrower's estate in bankruptcy, or (ii) any remedy for the enforcement of the Credit Agreement or any other Loan Document which results from the operation of any present or further provision of any bankruptcy act, state or Federal law, common law or equitable cause or from the decision of any court. The Guarantor agrees that to the extent that the Borrower or any other Person liable for all or any part of the Lender Indebtedness makes a payment or payments to the Lenders, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other party under any bankruptcy act, state or Federal law, common law or equitable cause, then to the extent of such payment the Guarantor's Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made notwithstanding the termination of this Guaranty Agreement.

        2.8    Continuing Nature of Guaranty.    This Guaranty Agreement is a continuing obligation of the Guarantor and shall remain in full force and effect notwithstanding that no Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon termination of all Commitments and the expiration of all Letters of Credit and indefeasible payment in full of all Obligations, this Guaranty Agreement shall terminate; provided, however, that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender or Administrative Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

        2.9    Waiver of Guarantor's Defenses.    The Guarantor waives any defense arising by reason of any disability or other defense whatsoever to the liability of the Borrower. Until all Lender Indebtedness shall have been paid in full, even though such Lender Indebtedness may be in excess of the Guarantor's liability hereunder, the Guarantor waives (i) any right to enforce any remedy which the Administrative Agent, for or on behalf of the Lenders and the Administrative Agent, now has or may hereafter have against the Borrower, (ii) any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, (iii) any right the Guarantor might otherwise have to the marshalling of the assets of the Borrower, (iv) any right to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations, (v) any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations, (vi) any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, "one action" laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or non-judicial sale or other action in respect of collateral security for any of the Obligations), which results in denial or impairment of the right of the Administrative Agent or the Lenders, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Obligations, and (vii) any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like. The Guarantor also waives any notice required by any Law, all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor,

Exhibit D — Page 4

any notice of the incurrence of any Obligation, and notices of acceptance of this Guaranty Agreement. This Guaranty Agreement shall remain in full force and effect irrespective of:

          (i)    the genuineness, legality, allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), avoidance, subordination, in whole or in part, validity or enforceability of, the Credit Agreement, any application and agreement for any Letter of Credit, any other Loan Document or any other instruments relating thereto or any of the terms of any thereof, the continuance of any obligation on the part of the Borrower or any other Person under the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document or the power or authority or the lack of power or authority of the Borrower to execute and deliver the Credit Agreement, any application and agreement for any Letter of Credit, and the other Loan Documents to which it is a party or to perform any of its obligations thereunder, or the existence or continuance of the Borrower or any other Person as a legal entity; or

          (ii)   any default, failure or delay, willful or otherwise, in the performance by the Borrower or any other Person of any obligations of any kind or character whatsoever of the Borrower or any other Person (including, without limitation, the obligations and undertakings of the Borrower or any other Person under the Credit Agreement, any application and agreement for any Letter of Credit, or the other Loan Documents); or

          (iii)  any increase, decrease, or change in the amount, nature, type or purpose of any of the Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Obligations; or

          (iv)  any failure to assert any breach of or default under any Loan Document or any of the Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Obligations; any refusal of payment or performance of any of the Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty Agreement, in preference to Obligations entitled to the benefits of this Guaranty Agreement, or if any collections are applied to Obligations, any application to particular Obligations; or

          (v)   any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Administrative Agent or the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Obligations. As used in this Guaranty Agreement, "direct or indirect security" for the Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect

Exhibit D — Page 5

  assurance of payment or performance of any of the Obligations, made by or on behalf of any Person; or

          (vi)  any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other person with respect to any Loan Document or any of the Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Obligations; or

          (vii) any creditors' rights, bankruptcy, receivership or other insolvency proceeding of the Borrower or any other Person or in respect of the property of the Borrower or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of the Borrower or any other Person; or

          (viii) impossibility or illegality of performance on the part of the Borrower or any other Person of its obligations under the Credit Agreement, any application and agreement for any Letter of Credit, or the other Loan Documents; or

          (ix)  in respect of the Borrower or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Borrower or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), act of terrorism, civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Borrower or any other person and whether or not of the kind specified herein; or

          (x)   any attachment, claim, demand, charge, lien, order, process, setoff, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Guaranty Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

          (xi)  any order, judgment, decree, ruling or regulation (whether or not valid) of any Governmental Authority or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document; or

          (xii) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty Agreement; or

          (xiii) any failure or lack of diligence in collection or protection, failure in presentment or demand or payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to the Guarantor or failure of the Borrower or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, or failure to resort for payment to the Borrower or to any other Person or to any other Guarantee or to any property, security, liens or other rights or remedies; or

          (xiv) the acceptance of any additional security or other Guarantee, the advance of additional money to the Borrower or any other Person, the renewal or extension of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, or the sale,

Exhibit D — Page 6

  release, substitution or exchange of any security for the Lender Indebtedness including without limitation, the release of collateral under any Loan Document; or

          (xv) any defense whatsoever that the Borrower or any other Person might have to the payment of the Lender Indebtedness (principal, premium, if any, or interest), or to the performance or observance of any of the provisions of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, whether through the satisfaction or purported satisfaction by the Borrower or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or

          (xvi) any act or failure to act with regard to the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, or anything which might vary the risk of the Guarantor; or

          (xvii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the obligations of the Guarantor under this Guaranty Agreement:

  provided, however, that the specific enumerations of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty Agreement that the obligations of the Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of and interest on the Lender Indebtedness in accordance with their respective terms and any other Obligations whenever the same shall become due and payable as provided in the Credit Agreement, at the place specified in and all in the manner and with the effect specified in the Credit Agreement and the other Loan Documents. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Borrower shall default under the terms of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Borrower under the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document to which it is a party, this Guaranty Agreement shall remain in full force and effect and shall apply to each and every subsequent default.

        2.10    Subordination of Borrower's Indebtedness.    Any Indebtedness of the Borrower now or hereafter owed to or held by the Guarantor is hereby subordinated to the Lender Indebtedness. Any Indebtedness of the Borrower due to the Guarantor, if the Required Lenders so request, shall be collected, enforced and received by the Guarantor, as trustee for the Administrative Agent, on behalf of the Lenders and the Administrative Agent, and be paid over to the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, on account of the Lender Indebtedness but without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty Agreement.

        2.11    Postponement of Subrogation and Contribution.    Until the Lender Indebtedness is irrevocably paid in full, Guarantor agrees not to exercise any claim or other right which it may now or hereafter acquire against the Borrower that arises from the existence or performance of the Guarantor's Obligations under this Guaranty Agreement or any of the other Loan Documents to which the Guarantor is a party, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Lenders against the Borrower or any collateral which the Lenders hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including without limitation, the right to take or receive from the

Exhibit D — Page 7

Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other right. Until the Lender Indebtedness is irrevocably paid in full, the Guarantor agrees that it will not exercise any rights which it may acquire by way of contribution under this Guaranty Agreement or any of the Loan Documents, by any payment made hereunder or otherwise. If any amount shall be paid to the Guarantor in violation of the preceding two sentences and the Guarantor's Obligations shall not have been paid in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the Administrative Agent for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders to be credited and applied to the Lender Indebtedness, whether matured or unmatured.

        2.12    Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Credit Agreement or this Guaranty Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        2.13    Payments Under Guaranty.    In the event that any amounts become due hereunder, the Administrative Agent shall give notice to the Guarantor. The Guarantor promises to immediately pay such amount herein guaranteed upon demand of the Administrative Agent, in immediately available funds, to the Administrative Agent at the Administrative Agent's office at 501 N.W. Grand Blvd., Suite 100, Oklahoma City, Oklahoma 73118, Attention: James P. Boggs, or at such other office as the Administrative Agent may instruct the Guarantor in writing, and such payment shall be made without setoff, counterclaim, withholding or other deduction of any nature.

        2.14    Taxes.

        (a)   Any and all payments by or on account of any obligation of the Guarantor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

        (b)   In addition, the Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

        (c)   The Guarantor shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes in the same manner that the Borrower is required to indemnify such parties with respect to such Indemnified Taxes and Other Taxes under the Credit Agreement.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such

Exhibit D — Page 8

payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Guarantor or any other Person.

        2.15    No Conditions to Guaranty.    The Guarantor agrees that the validity and effectiveness of this Guaranty Agreement are not subject to the satisfaction of any condition of any type, including but not limited to the execution by any other Person of a Guarantee of all or any part of the Lender Indebtedness.

        2.16    No Stay.    Without limitation of any other provision of this Guaranty Agreement, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to a stay or an injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantor agrees that, for the purposes of this Guaranty Agreement and its obligations hereunder, the Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        In addition to the representations and warranties set forth below, the Guarantor hereby makes, on behalf of itself, all representations and warranties that Borrower is required to make on behalf of the Guarantor as set forth in Article III of the Credit Agreement.

        3.1    Bankruptcy Intent.    The Guarantor has no intent (i) to file a voluntary petition under any chapter of the Bankruptcy Code, Title 11 U.S.C. or in any manner seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any other state, local, federal or other insolvency laws, either at the present time or at any time hereafter, (ii) directly or indirectly to cause any involuntary petition to be filed against the Guarantor or directly or indirectly to cause the Guarantor to become the subject of any proceedings pursuant to any state, federal or other insolvency law providing for the relief of debtors, either at the present time or at any time hereafter, or (iii) directly or indirectly to cause any interest of the Guarantor to become the property of any bankrupt estate or the subject of any state, federal or other bankruptcy, dissolution, liquidation or insolvency proceedings, either at the present time or at any time hereafter.

        3.2    No Fraudulent Intent.    Neither the execution and delivery of this Guaranty Agreement nor the performance of any actions required hereunder or described herein is being consummated by the

Exhibit D — Page 9

Guarantor with or as a result of any actual intent by the Guarantor to hinder, delay or defraud any entity to the Guarantor is now or will hereafter become indebted.

        3.3    Fair Consideration.    The repayment of the antecedent debts of the Guarantor referenced in the recitals hereto, the provision of working capital to the Guarantor by the Borrower pursuant to the Credit Agreement and the other benefits received by the Guarantor from the execution of the Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby are the fair equivalent of and constitute fair consideration for the Obligations incurred by the Guarantor under this Guaranty Agreement.

        3.4    Review of Documents.    The Guarantor has, with the assistance of counsel, read and reviewed such of the Loan Documents as the Guarantor or its counsel deems necessary or desirable to read and review.

        3.5    No Default.    No Event of Default as defined in the Credit Agreement has occurred and is continuing, and no such Event of Default will occur as a result of the execution and delivery of this Guaranty Agreement.

ARTICLE IV

COVENANTS

        In addition to the other covenants and agreements of the Guarantor set forth herein, the Guarantor covenants and agrees that, so long as it remains obligated hereunder, it will perform, or refrain from performing, as the case may be, each act, undertaking or condition that the Borrower is required to cause the Guarantor to perform or refrain from performing, as the case may be, under the Credit Agreement.

ARTICLE V

GENERAL PROVISIONS

        5.1    No Implied Waiver; Cumulative Remedies.    No delay on the part of or failure of the Administrative Agent and/or the Lenders in the exercise of any power, right or remedy under this Guaranty Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude other or further exercises thereof, or the exercise of any other power, right or remedy. The rights and remedies in this Guaranty Agreement are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Administrative Agent and/or the Lenders would otherwise have.

        5.2    Severability; Modification to Conform to Law.

        (i)    It is the intention of the parties that this Guaranty Agreement be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Guaranty Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Guaranty Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable law, without in any matter affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

        (ii)   Without limitation of the preceding subsection (i), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise

Exhibit D — Page 10

would render the full amount of the Guarantor's obligations hereunder invalid, voidable, or unenforceable on account of the amount of Guarantor's aggregate liability under this Guaranty Agreement, then, notwithstanding any other provision of this Guaranty Agreement to the contrary, the aggregate amount of such liability shall, without any further action by the Administrative Agent or any of the Lenders or Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:

          (a)   the fair consideration actually received by Guarantor under the terms and as a result of the Loan Documents and the value of the benefits described in this Section 5.2(ii) hereof, including (and to the extent not inconsistent with applicable federal and state laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents, or

          (b)   the excess of (1) the amount of the fair value of the assets of Guarantor as of the date of this Guaranty Agreement as determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (2) the amount of all liabilities of Guarantor as of the date of this Guaranty Agreement, also as determined on the basis of applicable federal and state laws governing the insolvency of debtors as in effect on the date hereof.

        (iii)  Notwithstanding anything to the contrary in this Section 5.2 or elsewhere in this Guaranty Agreement, this Guaranty Agreement shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section 5.2 (and references elsewhere in this Guaranty Agreement to enforceability to the fullest extent permitted by law) were not a part of this Guaranty Agreement, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on Guarantor's obligations hereunder as to each element of such assertion.

        5.3    Successors and Assigns.    This Guaranty Agreement shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent and the Lenders or any of them and their respective successors and assigns; provided, however, except as permitted by the Credit Agreement, that the Guarantor may not assign its rights and obligations hereunder without the prior written consent of the Lenders or the Administrative Agent acting on their behalf. Without limitation of the foregoing, the Administrative Agent and the Lenders, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Obligations, to any other person and such Obligations (including any Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Obligations entitled to the benefit of this Guaranty Agreement, and to the extent of its interest in such Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Administrative Agent and the Lenders in this Guaranty Agreement or otherwise.

        5.4    Applicable Law.

        (a)   This Guaranty Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.

        (b)   The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of Oklahoma sitting in                        County and of the United States District Court of the                        District of Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby

Exhibit D — Page 11

irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State of Oklahoma or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty Agreement against the Guarantor or its properties in the courts of any jurisdiction.

        (c)   The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        Each party to this Guaranty Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.8 of this Guaranty Agreement. Nothing in this Guaranty Agreement will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law.

        5.5    Headings.    The headings of the sections and subsections of this Guaranty Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

        5.6    Entire Agreement.    This Guaranty Agreement constitutes the entire agreement of the Guarantor and supersedes all prior communications, oral or written, by and between the Guarantor on the one hand and the Administrative Agent and/or the Lenders on the other hand.

        5.7    Amendments and Waivers.    Any provision of this Guaranty Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Guarantor and the Administrative Agent and approved by the Lenders required to approve any such amendment or waiver pursuant to Section 9.02(b) of the Credit Agreement.

        5.8    Notices.

        (A)    Notices to Guarantor.    Except as otherwise provided herein, all notices and other communications required to be made or sent to the Guarantor shall be delivered to the addresses below in the same manner, and shall be effective in the same manner, as notices delivered pursuant to Section 9.01 of the Credit Agreement:

                      Attention:
                      Telephone: (      )
                      Telecopier: (      )

                      With a copy to:

                      Attention:
                      Telephone: (      )
                      Telecopier: (      )

        (B)    Notices to Administrative Agent.    Except as otherwise provided herein, all notices and other communications required to be made or sent to the Administrative Agent shall be in writing and shall

Exhibit D — Page 12

be sent to the addresses set forth in Section 9.01 of the Credit Agreement in the same manner that such notice are required to be sent pursuant to such Section of the Credit Agreement.

All such notices shall be effective pursuant to the terms set forth in Section 9.01 of the Credit Agreement. The Administrative Agent may change its address for service of notice upon it by a notice in writing to the Administrative Agent.

        5.9    Expenses.    The Guarantor agrees to pay to the Administrative Agent and each Lender on demand all reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred in enforcing the Administrative Agent's and such Lender's rights hereunder. Any such sums not paid on demand shall bear interest at the sum of the Alternate Base Rate plus two percent (2%).

        5.10    Counterparts.    This Guaranty Agreement may be executed in as many counterparts as shall be convenient and by the different parties on a separate different parties each of which, when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Guaranty Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

        5.11    Indemnity.    The Guarantor hereby agrees to indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, this Guaranty Agreement and any and all transactions related to or consummated in connection with the Loans in the same manner that Borrower is required to indemnify such parties under the Credit Agreement. The indemnity set forth in this Section 5.11 shall be in addition to any other obligations or liabilities of the Guarantor to the Administrative Agent and/or any Lender, or at common law or otherwise. The provisions of this Section 5.11 shall survive the payment of the Guarantor's Obligations and the termination of this Guaranty Agreement.

        5.12    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGE FOLLOWS]

Exhibit D — Page 13

        IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Guarantor has caused this Guaranty Agreement to be executed by its duly authorized officer as of the date first written above.

Guarantor
By:

Title:

        This Guaranty Agreement is accepted by the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, as of the date first written above.

MIDFIRST BANK, in its capacity as Administrative Agent
By:	James P. Boggs, Senior Vice President

Exhibit D — Page 14

EXHIBIT E

FORM OF BORROWING REQUEST

MidFirst Bank
MidFirst Plaza
501 N.W. Grand Blvd., Suite 100
Oklahoma City, Oklahoma 73118
Attention: James P. Boggs

Gentlemen:

        Reference is made to the Credit Agreement dated as of                        , 2006 (as amended from time to time, the "Credit Agreement") among HILAND HOLDINGS GP, LP (the "Borrower"), the LENDERS party thereto, and MIDFIRST BANK, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings specified in the Credit Agreement. The Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.03 of the Credit Agreement:

          (a)   The date of the Proposed Borrowing is                        , 200    .

          (b)   The Type and amount of, and, in the case of a Eurodollar Borrowing, the Interest Period applicable to, the Loans comprising the Proposed Borrowing are:

                        Eurodollar Borrowing in an aggregate amount of $                        with an Interest period of:

                                one (1) month due

                                two (2) months due

                                three (3) months due

                                six (6) months due

                                nine (9) months due

                                twelve (12) months due

                        ABR Borrowing in an aggregate amount of $                        .

        Location and number of Borrower's account to which funds are to be disbursed:                                                                                 .

        The Borrower hereby certifies that after giving effect to the Proposed Borrowing, the aggregate amount of the total Credit Exposures will not exceed the total Commitments. The Borrower hereby further certifies that on the date hereof all applicable conditions to the Proposed Borrowing set forth in Section 4.01 or 4.02, as applicable, of the Credit Agreement have been satisfied and that the Proposed Borrowing complies with the terms of the Credit Agreement, and by acceptance of the proceeds of the Proposed Borrowing, the Borrower will be deemed to have recertified the foregoing on the date of the

Exhibit E — Page 1

Proposed Borrowing. After giving effect to the Proposed Borrowing, the Pledged Collateral Market Value Calculation is set forth on Exhibit A hereto.

Sincerely,
HILAND HOLDINGS GP, LP, a Delaware limited partnership
By:	Hiland Partners GP Holdings, LLC, its general partner
By:
Name:
Title:

Exhibit E — Page 2

EXHIBIT A
TO
FORM OF BORROWING REQUEST

Common Units Collateral	# Of Units	HLND Common Unit Market Price	Market Value
1. Hiland Holdings GP, LP — common	0.00	$	$
2. Advance Rate				50.00%
3. Total Common Units Borrowing Base (1 × 2)					$
Subordinated Units Collateral	# Of Units	HLND Common Unit Market Price	Market Value
4. Hiland Holdings GP, LP — subordinated	0.00	$
5. Discount		15.00%
6. Adjusted Price (4 less the sum of 4 × 5)		$
7. Adjusted Price (4 × 6)			$
8. Advance Rate				50.00%
9. Total Subordinated Units Borrowing Base (7 × 8)					$
10. Total Available Borrowing Base (3 + 9)					$
11. Current Commitment Amount				$25,000,000.00
12. Less Current Outstanding				$—
13. Available to Advance (the lesser of 10 and 11 minus 12)					$

Exhibit E — Page 3

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

HILAND HOLDINGS GP, LP

COMPLIANCE CERTIFICATE

        This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Credit Agreement entered into as of                        , 2006 (the "Credit Agreement"), among HILAND HOLDINGS GP, LP (the "Borrower"), a Delaware limited liability company, as Borrower, MIDFIRST BANK, as Administrative Agent for the Lenders, and the Lenders from time to time party thereto. Capitalized terms used in this Certificate and not otherwise defined herein are used as defined in the Credit Agreement.

        The undersigned hereby certifies that he is the Chief Financial Officer of the Borrower and that as such he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower, and he further certifies:

  1.
  No Default or Event of Default has occurred and is continuing as of the date hereof or, if a Default has occurred, the details of such Default and any action taken or proposed to be taken are described on a schedule attached hereto.

  2.
  Attached hereto is a schedule setting forth reasonably detailed calculations demonstrating compliance with Sections 5.01(f), Section 6.17 and Section 6.18 of the Credit Agreement.

  3.
  There has been no change in GAAP or in the application thereof since the date of the last audited financial statements delivered pursuant to Section 5.01(a) of the Credit Agreement or, if any such change has occurred, attached hereto is a schedule specifying the effect of such change on the financial statements accompanying this certificate.

[Remainder of page intentionally blank]

Exhibit F — Page 1

        IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth above.

HILAND HOLDINGS GP, LP, a Delaware limited partnership
By:	Hiland Partners GP Holdings, LLC, its general partner
By:
Name:
Title:

Exhibit F — Page 2

SCHEDULE 1.01

SECURITY DOCUMENTS

        1.     Pledge Agreement by and between Hiland Holdings GP, LP, a Delaware limited partnership and MidFirst Bank, in its capacity as the Administrative Agent for and on behalf of the Lenders party to the Credit Agreement (Pledge of (i) 100% ownership interest of Hiland Partners GP, LLC, (ii) 1,301,471 Hiland Partners, LP common units and (iii) 4,080,000 Hiland Partners, LP subordinated common units).

Schedule 1.01 — Page 1

SCHEDULE 2.01

COMMITMENTS

Investor	Commitment
MidFirst Bank	$13,000,000
Royal Bank of Canada	$12,000,000

Schedule 2.01 — Page 1

SCHEDULE 3.03

DISCLOSED MATTERS

Schedule 3.03 — Page 1

SCHEDULE 3.06(d)

LOCATION OF EACH LOAN PARTY

Loan Party	Place of Business	Location	FEIN
Hiland Holdings GP, LP	205 West Maple, Suite 1100 Enid, Oklahoma 73701	Delaware

Schedule 3.06(d)1 — Page 1

SCHEDULE 3.14

SUBSIDIARIES

Schedule 3.14 — Page 1

SCHEDULE 6.01

EXISTING INDEBTEDNESS

Schedule 6.01 — Page 1

SCHEDULE 6.02

EXISTING LIENS

Schedule 6.02 — Page 1

SCHEDULE 6.14

EXISTING RESTRICTIONS

Schedule 6.14 — Page 1

QuickLinks

  Exhibit 10.23
$25,000,000 SENIOR SECURED CREDIT AGREEMENT dated as of , 2006 among HILAND HOLDINGS GP, LP, as Borrower The Lenders Party Hereto and MIDFIRST BANK, as Administrative Agent
TABLE OF CONTENTS
ARTICLE I Definitions
ARTICLE II The Credits
ARTICLE III Representations and Warranties
ARTICLE IV Conditions
ARTICLE V Affirmative Covenants
ARTICLE VI Negative Covenants
ARTICLE VII Events of Default
ARTICLE VIII The Administrative Agent
ARTICLE IX Miscellaneous
  EXHIBIT A
ASSIGNMENT AND ASSUMPTION
  EXHIBIT B
FORM OF COMMITMENT INCREASE AGREEMENT
  EXHIBIT C
FORM OF NEW LENDER AGREEMENT
PRELIMINARY STATEMENTS
FORM OF GUARANTY AGREEMENT
WITNESSETH
ARTICLE I RECITALS; INCORPORATION BY REFERENCE; DEFINITIONS AND OTHER CONVENTIONS
ARTICLE II GUARANTY
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS
ARTICLE V GENERAL PROVISIONS
  EXHIBIT E
FORM OF BORROWING REQUEST
EXHIBIT A TO FORM OF BORROWING REQUEST
  EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE HILAND HOLDINGS GP, LP COMPLIANCE CERTIFICATE
  SCHEDULE 1.01
SECURITY DOCUMENTS
  SCHEDULE 2.01
COMMITMENTS
  SCHEDULE 3.03
DISCLOSED MATTERS
  SCHEDULE 3.06(d)
LOCATION OF EACH LOAN PARTY
  SCHEDULE 3.14
SUBSIDIARIES
  SCHEDULE 6.01
EXISTING INDEBTEDNESS
  SCHEDULE 6.02
EXISTING LIENS
  SCHEDULE 6.14
EXISTING RESTRICTIONS